Exhibit 4.2

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 20, 2018, between Ligand Pharmaceuticals Incorporated, a Delaware corporation (the “Issuer”) and Wilmington Trust, National Association, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, pursuant to Section 9.01(b) of the Indenture, dated as of August 18, 2014 (the “Indenture”), between the Issuer and the Trustee (the “Parties”), and numbered Paragraph 8 of the Notes issued thereunder, the Parties may amend or supplement the Indenture or the Notes without the consent of any Holder of a Note to conform the terms of the Indenture or the Notes to the “Description of Notes” section of the Offering Memorandum;
WHEREAS, the Issuer has identified such a nonconforming term in a provision of the Indenture and wishes, in this Supplemental Indenture, to conform such provision to the “Description of Notes” section of the Offering Memorandum; and
WHEREAS, all things necessary to make this Supplemental Indenture a valid Supplemental Indenture and agreement according to its terms have been done.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:
1.Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    Amendment to the Indenture. The definition of “Daily Share Amount,” as set forth in Section 1.01 of the Indenture, is hereby amended by replacing the words “the Daily Principal Portion for such Trading Day” in clause (ii) thereof with the words “the Daily VWAP for such VWAP Trading Day.” As a result, this Supplemental Indenture amends the definition of “Daily Share Amount,” as set forth in Section 1.01 of the Indenture, to read in its entirety as follows:
“Daily Share Amount” means a number of shares equal to (i) the excess of the Daily Conversion Value for such VWAP Trading Day over the Daily Principal Portion for such VWAP Trading Day, divided by (ii) the Daily VWAP for such VWAP Trading Day.
3.    Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Every reference in the Indenture to the Indenture shall hereby be deemed to mean the Indenture as supplemented by this Supplemental Indenture. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.
4.    Governing Law. THE INTERNAL LAWS OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE AND WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
5.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by facsimile, email or other electronic means shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture.
6.    Effect of Headings. The Section headings herein have been inserted for the convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
7.    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer.
8.    Successors. All agreements of the Issuer in this Supplemental Indenture shall bind its successors, except as otherwise provided in the Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.
9.    Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

LIGAND PHARMACEUTICALS INCORPORATED, as the Issuer

By: /s/ Charles Berkman
Name: Charles Berkman
Title: Senior Vice President, General Counsel and Secretary

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By: /s/ Lynn Steiner
Name: Lynn Steiner
Title: Vice President

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